SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
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SYNOVIS LIFE TECHNOLOGIES, INC.

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Synovis Life Technologies, Inc.

January 18, 2011

Dear Shareholder:

You are cordially invited to attend the 2011 Annual Meeting of Shareholders of Synovis Life Technologies, Inc. The meeting will be held on Thursday, March 3, 2011, at 3:30 p.m., at the Minneapolis Club, 729 Second Avenue South, Minneapolis, Minnesota.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting, which will consist of the election of directors, a non-binding, advisory vote on the compensation of our named executive officers, a non-binding, advisory vote on the proposal to determine the frequency with which our shareholders will be entitled to have an advisory vote on the compensation of our named executive officers, and the ratification of Grant Thornton LLP as our independent registered public accounting firm.

Whether or not you can attend the meeting, please complete, sign, and mail the enclosed proxy card promptly so that your shares can be voted at the meeting according to your instructions.

Sincerely,

Richard W. Kramp
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MARCH 3, 2011
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MARCH 3, 2011
INTRODUCTION
VOTING OF SHARES
PROPOSAL 1 -- ELECTION OF DIRECTORS
PROPOSAL 2 -- NON-BINDING, ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
PROPOSAL 3 -- NON-BINDING, ADVISORY VOTE ON FREQUENCY OF SHAREHOLDER VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION
Summary Compensation Table
Outstanding Equity Awards at Fiscal Year-End -- 2010
PROPOSAL 4 -- RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER BUSINESS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSALS FOR THE NEXT ANNUAL MEETING
COMMUNICATIONS WITH THE BOARD OF DIRECTORS
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MARCH 3, 2011
ANNUAL REPORT

SYNOVIS LIFE TECHNOLOGIES, INC.
2575 University Avenue W.
St. Paul, Minnesota 55114-1024

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MARCH 3, 2011

The Annual Meeting of Shareholders of Synovis Life Technologies, Inc. (“Synovis” or the “Company”) will be held at 3:30 p.m., local time, on Thursday, March 3, 2011, at the Minneapolis Club, 729 Second Avenue South, Minneapolis, Minnesota for the following purposes as described in more detail in the accompanying Proxy Statement:

1)	To elect eight (8) directors to hold office until the next Annual Meeting of Shareholders or until their successors are duly elected and qualified.

2)	To consider a non-binding, advisory proposal to approve the compensation of our named executive officers.

3)	To vote on a non-binding, advisory proposal to determine the frequency with which our shareholders will be entitled to have an advisory vote on the compensation of our named executive officers.

4)	To consider a proposal to ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for the year ending October 31, 2011.

5)	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only shareholders of record at the close of business on January 4, 2011 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

All shareholders are invited to attend the Annual Meeting in person. Whether or not you are able to attend, please be sure you are represented at the Annual Meeting by promptly completing and returning the accompanying proxy card. Any shareholder who executes and returns a proxy may revoke it at any time prior to the voting of the proxies by giving written notice to the Corporate Secretary of the Company, by executing a later-dated proxy, or by attending the Annual Meeting and voting in person.

By Order of the Board of Directors

Brett Reynolds
Vice President of Finance, Chief Financial Officer
and Corporate Secretary

January 18, 2011

Whether or not you expect to attend the Annual Meeting, please date and sign the proxy card exactly as your name(s) appears on the card and return it in the enclosed envelope.

SYNOVIS LIFE TECHNOLOGIES, INC.
2575 University Avenue W.
St. Paul, Minnesota 55114-1024

PROXY STATEMENT FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD
MARCH 3, 2011

INTRODUCTION

The Annual Meeting of Shareholders of Synovis Life Technologies, Inc. (“Synovis” or the “Company”) will be held at 3:30 p.m., local time, on Thursday, March 3, 2011, at the Minneapolis Club, 729 Second Avenue South, Minneapolis, Minnesota, or at any adjournment thereof (the “Annual Meeting”), for the purposes set forth in the Notice of Meeting.

A proxy card is enclosed for your use. YOU ARE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS TO MARK, SIGN, DATE AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE. No postage is required if mailed within the United States. We will bear the cost of soliciting proxies, including preparing, assembling and mailing the proxies and soliciting material, as well as the cost of forwarding such material to the beneficial owners of the Company’s common stock (the “Common Stock”). Our directors, officers and employees may, without compensation other than their regular compensation, solicit proxies by telephone, personal conversation, facsimile or other electronic communication. We may reimburse brokerage firms and others for expenses in forwarding proxy material to the beneficial owners of Common Stock.

Any shareholder giving a proxy may revoke it any time prior to its use at the Annual Meeting either by giving written notice of such revocation to the Corporate Secretary of the Company, by filing a duly executed proxy bearing a later date with the Corporate Secretary of the Company, or by attending the Annual Meeting and voting in person. Proxies will be voted as specified by shareholders. Proxies that are signed by shareholders but lack any such specification will be voted in favor of the election of each of the director nominees listed in this Proxy Statement, in favor of Proposal Two and Proposal Four, and in favor of an annual non-binding, advisory vote on the compensation of our named executive officers in Proposal Three. If your shares are held in “street name” and you do not indicate how you wish to vote, your broker is permitted to exercise its discretion to vote your shares on certain “routine” matters that, of the proposals in this Proxy Statement, only include the ratification of the selection of our independent registered public accounting firm (Proposal 4).

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR EACH OF THE DIRECTOR NOMINEES NAMED HEREIN, FOR PROPOSAL TWO AND PROPOSAL FOUR AND FOR AN ANNUAL NON-BINDNG, ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS IN PROPOSAL THREE.

We expect that this Proxy Statement, the Proxy Card and Notice of Meeting will first be mailed to shareholders on or about January 18, 2011.

VOTING OF SHARES

Only holders of record of shares of Common Stock at the close of business on January 4, 2011 will be entitled to vote at the Annual Meeting. On January 4, 2011, we had 11,289,733 outstanding shares of Common Stock, each such share entitling the holder thereof to one vote on each matter to be voted on at the Annual Meeting. The holders of 33 1/3% of the shares entitled to vote and represented in person or by proxy at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. In general, shares of Common Stock represented by a properly signed and returned proxy card will be counted as shares present and entitled to vote at the meeting for purposes of determining a quorum, without regard to whether the card reflects abstentions (or is left blank) or reflects a “broker non-vote” on a matter (i.e., a card returned by a broker because voting instructions have not been received and the broker has no discretionary authority to vote). Holders of shares of Common Stock are not entitled to cumulate voting rights.

Shares represented by a proxy card voted as abstaining on any of the proposals will be treated as shares present and entitled to vote that were not cast in favor of a particular matter, and thus will be counted as votes against the matter. If your shares are held in “street name” and you do not indicate how you wish to vote, your broker is permitted to exercise its discretion to vote your shares on certain “routine” matters that, of the proposals in this Proxy Statement, only include the ratification of the selection of our independent registered public accounting firm (Proposal 4).

PROPOSAL 1 — ELECTION OF DIRECTORS

Nomination

Our Bylaws provide that the Board of Directors (the “Board”) shall consist of one or more members, with the number of directors designated by the shareholders at each regular meeting of the shareholders, subject to the authority of the shareholders to increase or decrease the number of directors and the authority of the Board to increase the number of directors between regular meetings of the shareholders. The Board currently consists of eight directors.

Upon the recommendation of the Governance Committee, the Board has nominated the eight individuals named below to serve as directors of Synovis until the next Annual Meeting of Shareholders or until their respective successors have been elected and qualified. All of the nominees are currently members of the Board.

Vote Required

Each nominee will be elected by a plurality of the votes cast. The eight director nominees receiving the highest vote totals will be elected. Shares represented by proxies that contain instructions to “withhold” voting authority on one or more nominees will not affect the election of nominees receiving a plurality of the votes cast. The Board recommends a vote FOR the election of each of the nominees listed below. If prior to the Annual Meeting the Board should learn that any nominee will be unable to serve by reason of death, incapacity or other occurrence, the proxies that otherwise would have been voted for such nominee will be voted for such substitute nominee as selected by the Board. Alternatively, the proxies, at the Board’s discretion, may be voted for such fewer number of nominees as results from such death, incapacity or other occurrence.

Information About Nominees

The following chart and discussion provide information as of the date of this proxy statement about each nominee for our Board of Directors for the ensuing year. The information presented includes information that each nominee has given us about his or her age, all positions he or she currently holds, his or her principal occupation and business experience for at least the past five years, and the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition, the information presented below includes each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director. Further, we believe that all of our director nominees display professional integrity; have satisfactory levels of education and/or business experience; possess broad-based business acumen; maintain a strong understanding of our business and the medical device industry; demonstrate strategic thinking and a willingness to share ideas; and have a diversity of experiences, expertise and background.

			Director
Name	Age	Title	Since

John D. Seaberg	59	Chairman of the Board and Director	2008
Richard W. Kramp	65	President, Chief Executive Officer and Director	2007
William G. Kobi	66	Director	1998
Karen Gilles Larson	68	Director	1997
Mark F. Palma	52	Director	2004
Richard W. Perkins	80	Director	1987
Timothy M. Scanlan	64	Director	1997
Sven A. Wehrwein	59	Director	2004

Other Information About Nominees

John D. Seaberg.  Mr. Seaberg has served on the Board of the Company since January 2008, and was named Chairman of the Board effective November 1, 2010. Mr. Seaberg is currently the Chairman and Chief Executive Officer of NeoChord, Inc., an early stage company developing cardiac surgery technology for minimally invasive mitral valve repair. He has over 30 years of experience in the medical technology field. From 1996 to 2006, Mr. Seaberg held various sales and marketing executive management positions within the cardiac surgery, peripheral interventional and cardiac rhythm management business units of Guidant Corporation (now part of Boston Scientific Corporation). In addition to serving on the Board of Directors at NeoChord, Inc., Mr. Seaberg serves on the Board of Cardia Access, Inc., a privately held company, and the Minneapolis Heart Institute Research Foundation. He received his undergraduate and MBA degrees from the University of Minnesota. We believe Mr. Seaberg’s qualifications to serve on our Board of Directors include his service as Chief Executive Officer of a medical device company and his sales leadership experience in the medical device industry.

Richard W. Kramp.  Mr. Kramp was named Chief Executive Officer of the Company and was also named to the Board of Directors effective January 2007. Mr. Kramp has served as President of the Company since June 2006. From August 2004 to May 2006, he served as President and Chief Operating Officer of our former interventional business. Prior to joining Synovis, Mr. Kramp most recently served as the President and Chief Operating Officer of Medical CV, Inc. From 1988 to 2003, Mr. Kramp served as President and Chief Operating Officer, and then President and Chief Executive Officer, as well as a director of ATS Medical, Inc. (now part of Medtronic, Inc.). From 1978 to 1988, Mr. Kramp held sales and marketing positions at St. Jude Medical, Inc., serving as Vice President of Sales and Marketing from 1981 to 1988. We believe Mr. Kramp’s qualifications to serve on our Board of Directors include his depth of knowledge of our company and its day-to-day operations and the medical device industry due to his service as our Chief Executive Officer, as well as his past service as an executive officer of multiple medical device companies.

Karen Gilles Larson.  Ms. Larson has served on the Board of the Company since 1997. Ms. Larson served as Chief Executive Officer of the Company from July 1997 until January 2007 and also served as President of the Company from July 1997 to June 2006. Prior to July 1997, Ms. Larson held the positions of Chief Financial Officer of the Company from December 1990, Vice President of Finance from 1989 and Secretary of the Company from November 1991. Ms. Larson also serves on the Board of Directors of Digitiliti, Inc., a public company. We believe Ms. Larson’s qualifications to serve on our Board of Directors include her depth of knowledge of our company and the medical device industry due to her prior service as our President and Chief Executive Officer, as well as her financial expertise and background.

William G. Kobi.  Mr. Kobi has served on the Board of the Company since 1998. Mr. Kobi has served as President, Chief Executive Officer and a director of Acumen Healthcare Solutions, Inc. since May 1997. Acumen is a medical software company, founded in 1997, involved in electronic data collection for clinical trials and post market registries for medical device and pharmaceutical companies. We believe Mr. Kobi’s qualifications to serve on our Board of Directors include his experience as President and Chief Executive Officer of a medical software company as well as his overall knowledge of the medical device industry.

Mark F. Palma.  Mr. Palma has served on the Board of the Company since 2004. He is a partner at Hinshaw & Culberston LLP, a Chicago-based law firm, where he specializes in corporate and business law. Mr. Palma has extensive business and taxation experience, and is a certified public accountant (inactive). He received his law degree from William Mitchell College of Law, and a master’s in business administration from Minnesota State University. Mr. Palma serves on the Board of Directors of Allen Interactions, Inc., Tri-State Drilling, Inc. and Aloe Up International, LLC., each of which are privately held companies. We believe Mr. Palma’s qualifications to serve on our Board of Directors include his depth of business, financial and legal experience as an attorney and certified public accountant.

Richard W. Perkins.  Mr. Perkins has served on the Board of the Company since 1987. He has served as President, Chief Executive Officer and a director of Perkins Capital Management, Inc., an investment management firm, since 1984. Mr. Perkins also serves on the Board of Directors of China Nuvo Solar Energy, Inc., Nortech Systems, Inc. and Vital Images, Inc., each of which are public companies, and Pure Choice, Inc. and Duke Financial Group, Inc., both privately held companies. He is a chartered financial analyst. We believe Mr. Perkins’ qualifications to serve on our Board of Directors include his business and financial expertise, his knowledge of the medical device industry and his public company director experience.

Timothy M. Scanlan.  Mr. Scanlan has served on the Board of the Company since 1997. Mr. Scanlan served as Chairman of the Board from 1998 until October 2010. Mr. Scanlan serves as President and Chief Executive Officer of the Scanlan Group of Companies, established in 1921. The Scanlan Group, consisting of Scanlan International, Inc., Surgical Technologies, Inc., McLean Medical and Scientific, Scanlan WorldWide, Inc., Vascular Innovations, Inc. and Scanlan Group BV, designs, manufactures and distributes medical and surgical products and provides related services worldwide. Mr. Scanlan serves on the Board of Directors of the Catholic Community Foundation and the Lillehei Surgical Society. We believe Mr. Scanlan’s qualifications to serve on our Board of Directors include his experience as President and Chief Executive Officer of a medical device company as well as his overall knowledge of the medical device industry.

Sven A. Wehrwein.  Mr. Wehrwein has served on the Board of the Company since 2004. He has over 30 years experience in corporate finance and investment banking, including serving as Chief Financial Officer of InStent Inc. and Digi International. Mr. Wehrwein provides consulting services to emerging growth companies via his service on a number of public company boards. Mr. Wehrwein also serves on the Board of Directors of the following public companies: Compellent Technologies, Inc., Image Sensing Systems Incorporated, SPS Commerce, Inc., Uroplasty, Inc., and Vital Images, Inc. Within the last five years, Mr. Wehrwein also served as a director of six mutual funds in the Van Wagoner group. He received his master’s of science in management from the Sloan School at the Massachusetts Institute of Technology and is a certified public accountant (inactive). We believe Mr. Wehrwein’s qualifications to serve on our Board of Directors include his audit and financial expertise, and his public company director experience.

Director Independence

The Board of Directors has affirmatively determined that each of Mr. Seaberg, Mr. Kobi, Ms. Larson, Mr. Palma, Mr. Perkins, Mr. Scanlan and Mr. Wehrwein are “independent” as defined under current Nasdaq Global Stock Market listing standards for directors generally; accordingly, all of the Board committees were comprised in fiscal 2010 and are currently comprised solely of independent directors.

Board Leadership Structure

Effective November 1, 2010, the Board made several changes to its committee assignments and to the Chair position of the Board. The changes were enacted as enhancements to our corporate governance, as the Board believes that a periodic rotation of the Chair position and committee assignments will allow for new ideas and perspectives, prevent stagnation of thought, and improve overall Board value to all stakeholders.

Effective November 1, 2010, Mr. Seaberg was named as our Chairman of the Board, fulfilling the leadership position on the Board of Directors. Our Chairman is an independent director and chairs our Board meetings and executive sessions of the independent directors of our Board, participates with our Chief Executive Officer in setting full Board agendas, acts as a liaison between the independent directors and the Chief Executive

Officer, and has such further responsibilities as the Board or the independent directors, as a group, may designate from time to time.

Mr. Kramp, as our President and Chief Executive Officer, is responsible for establishing our strategic direction and our day-to-day leadership and performance of our company.

The Board believes it is best not to have a fixed policy on whether the position of Chairman and the position of Chief Executive Officer should be separate and intends to preserve the freedom to determine what is in the best interest of our Company at any point in time. However, it has been our practice in our Company’s recent history to separate the Chairman and Chief Executive Officer positions. In the event the Chairman of the Board and Chief Executive Officer were the same individual, the Board would consider appointing a lead independent director.

Board Meeting and Attendance

The Board met seven times during the fiscal year ended October 31, 2010. Each of the directors attended 75% or more of the aggregate meetings of the Board and all committees on which they served during fiscal 2010. Our Board of Directors has adopted a policy requiring all directors to attend our annual meeting of shareholders and all directors did attend last year’s annual meeting.

The Board has formally adopted a policy to meet in executive session, with only independent directors being present, on a regular basis and at least two times each year. During fiscal 2010, the Board met in executive session seven times.

Board Committees

The committees of the Board and the members of those committees in fiscal 2010 are listed below:

Audit	Compensation	Governance	Investment Review

Sven A. Wehrwein (Chair)	Mark F. Palma (Chair)	John D. Seaberg (Chair)	Richard W. Perkins (Chair)
Richard W. Perkins	William G. Kobi	William G. Kobi	Sven A. Wehrwein
John D. Seaberg	Richard W. Perkins	Karen Gilles Larson
Mark F. Palma

Effective November 1, 2010, the committees of the Board and the members of those committees in fiscal 2011 were updated as follows:

Audit	Compensation	Governance

Sven A. Wehrwein (Chair)	Mark F. Palma (Chair)	William G. Kobi (Chair)
Mark F. Palma	Karen Gilles Larson	Karen Gilles Larson
Richard W. Perkins	Timothy M. Scanlan	Sven A. Wehrwein

Effective November 1, 2010, the Investment Review Committee functions and responsibilities were combined with the Audit Committee.

Audit Committee.  The Audit Committee is responsible for assisting the Board in satisfying its fiduciary responsibilities for general oversight of our accounting and financial reporting practices, and for the integrity of our financial statements. Among other duties, the Audit Committee is responsible for selecting our auditors and reviewing the services performed by such auditors, including reviewing the annual financial statements, the scope of the annual audits, the fees to be paid to the auditors and the adequacy of our internal controls for compliance with corporate policies and directives. The Audit Committee receives the auditors’ report and may recommend changes to our accounting systems, if so warranted.

Each current member of our Audit Committee qualifies as “independent” for purposes of membership on audit committees pursuant to the Listing Rules of the Nasdaq Stock Market and the rules and regulations of the SEC and is “financially literate” as required by the Listing Rules of the Nasdaq Stock Market. The Board has determined that each of Mr. Palma, Mr. Perkins and Mr. Wehrwein meet the criteria to serve as an “audit committee financial expert,” as determined by applicable SEC and Nasdaq regulations. During fiscal 2010, the Audit Committee met six times.

The Board of Directors has adopted an Audit Committee Charter. We have posted a copy of our current Audit Committee Charter on our corporate website at www.synovislife.com. With respect to all references to our website throughout this proxy statement, the information contained in or connected to our website is not incorporated by reference into this proxy statement and should not be considered part of this or any report that we file with or furnish to the Securities and Exchange Commission.

Investment Review Committee.  The Investment Review Committee’s key function was to set policy for and monitor our investment portfolio. Members of the Company’s Executive Management also participate on this Committee. During fiscal 2010, the Investment Review Committee met four times.

Compensation Committee.  The Compensation Committee’s primary function is to establish compensation for the executive officers, recommend compensation for non-employee directors to the full Board and to administer our stock-based compensation plans. In addition, the Compensation Committee reviews and discusses with management our “Compensation Discussion and Analysis” and recommends to the Board whether or not it should be included in our annual report on Form 10-K and annual meeting proxy statement. During fiscal 2010, the Compensation Committee met five times.

To assist the Compensation Committee in determining executive officer compensation, our president and chief executive officer provides recommendations to the committee regarding officer performance, market data, and recommended compensation. In addition, the Compensation Committee has the authority, and has from time to time exercised such authority, to hire independent consultants and advisors, or request market data from third-party sources for Committee use. Compensation Committee recommendations regarding compensation to be paid to our executive officers, including our president and chief executive officer, are determined by the committee after deliberation without the participation of any of our executive officers.

Our Board of Directors has adopted a Compensation Committee Charter and we have posted a current copy of the charter on our corporate website at www.synovislife.com.

Governance Committee.  The Governance Committee is responsible for the broad range of topics surrounding composition and operation of the Board of Directors. These responsibilities, among others, include the development of a Board which provides management with experienced, seasoned business advisors in fields expected to benefit current or future business directions on the Company, the selection and nomination of qualified director candidates, review of the Board’s organizational structure, performance and effectiveness, and the development and management of a CEO succession planning process. The Governance Committee met three times in fiscal 2010.

The Governance Committee has historically identified director nominees based upon suggestions by outside directors, management members or shareholders, and has evaluated those persons on its own, without any paid, third-party assistance. We seek directors who possess integrity, a high level of education and/or business experience, broad-based business acumen, strategic thinking and a willingness to share ideas, a network of contacts and diversity of experiences, expertise and background. The Governance Committee uses these criteria to evaluate potential nominees, and does not evaluate proposed nominees differently depending upon who has made the proposal.

The Governance Committee will consider proposed nominees whose names are submitted to it by shareholders; however, it does not have a formal process for that consideration. The Governance Committee has not adopted a formal process because it believes that its informal consideration process has been adequate, given the historically small number of shareholder recommendations. The Governance Committee reviews periodically whether a more formal policy should be adopted.

While we do not have a stand-alone diversity policy, in considering whether to recommend any director nominee, including candidates recommended by shareholders, the Governance Committee will consider the factors above, including the candidate’s diversity of experiences, expertise and background. The Governance Committee seeks nominees with a broad diversity of experience, expertise and backgrounds. The Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities.

Any shareholder who desires to recommend a nominee must submit a letter, addressed to the Corporate Secretary of Synovis at 2575 University Avenue W., St. Paul, Minnesota, 55114-1024, and which is clearly identified as a “Director Nominee Recommendation.” All recommendation letters must identify the author as a shareholder and provide a brief summary of the candidate’s qualifications, as well as contact information for both the candidate and the shareholder. Any shareholder recommendations for the next Annual Meeting must be submitted by September 23, 2011 to assure time for meaningful consideration and evaluation of the nominees by the Governance Committee.

Our Board of Directors has adopted a Governance Committee Charter, and has posted a current copy of the charter on our corporate website at www.synovislife.com.

Corporate Governance

We continue to monitor corporate governance developments and evaluate Board duties and responsibilities with the intention of maintaining full compliance with applicable laws, rules and regulations, including those of the Securities and Exchange Commission and the Nasdaq Global Market. We currently maintain the following Corporate Governance documents, each of which is posted on our corporate website at www.synovislife.com.

Principles of Corporate Governance.  Our Principles of Corporate Governance provide guidelines for director responsibilities and the conduct and operations of meetings and deliberations of our Board. In addition, our Principles of Corporate Governance address various governance matters, including Board and Committee composition and membership, conduct of board meetings and board business, board compensation, conflicts of interest, management evaluations, CEO succession, and Board communications with shareholders. These principles are consistent with applicable corporate governance requirements including the Sarbanes-Oxley Act of 2002, and the corporate governance listing requirements of the Nasdaq Global Market.

Code of Business Conduct and Ethics.  We have a Code of Business Conduct and Ethics that applies to all directors, officers and employees. The code is designed to deter wrongdoing and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, compliance with applicable laws and regulations and prompt internal reporting of violations of the code to the appropriate persons who are identified in the code.

Code of Business Conduct and Ethics for the Chief Executive Officer and Senior Financial Officers.  Our Code of Business Conduct and Ethics for the Chief Executive Officer and Senior Financial Officers meets the requirements of Item 406 of Regulation S-K. It applies to our positions of Chief Executive Officer, Chief

Financial Officer, Director of Finance, Controller, and other employees performing similar functions who have been identified by our Chief Executive Officer and/or Chief Financial Officer. It is our policy to disclose any amendments to and any waivers from our Code of Business Conduct and Ethics for the Chief Executive Officers and Senior Financial Officers on our website following the amendment or waiver.

Board Oversight of Risk

Our Board, as a whole and also at the committee level, provides oversight of the management of our risks. The Board reviews management reports related to our risk management program, provides feedback regarding our major risk exposure, the potential impact on the Company, and the steps being taken to mitigate such risks. In addition, management provides periodic reports to Board committees based on the specific areas of risk for which each committee provides oversight. The following summarizes each committee’s role in the Board’s oversight of risk:

•	The Audit Committee oversees financial risks, and pursuant to the Audit Committee charter, the committee is responsible for taking appropriate actions to set the overall corporate “tone” for sound business risk practices.

•	The Compensation Committee is responsible for overseeing how our management addresses the risks relating to our executive compensation plans and arrangements.

•	The Governance Committee monitors and assesses our corporate governance structure to help mitigate the risk of lack of sound Board oversight of management.

We recognize that a fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of our full Board in setting our business strategy is a key part of the Board’s assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for our company.

We believe our current Board leadership structure is appropriate and helps ensure proper risk oversight for our company for a number of reasons, including: (1) general risk oversight by our full Board of directors in connection with its role in reviewing our five-year strategic plan and reviewing and approving our annual operating plan that sets forth our key business strategies and then monitoring on an on-going basis the implementation of our annual operating plan and key business strategies; (2) more detailed oversight of risk by our standing Board committees that are currently comprised of and chaired by independent directors; and (3) the focus of our Chairman of the Board on allocating appropriate Board agenda time for discussion regarding the implementation of our annual operating plan and key business strategies.

Director Compensation

The following table provides summary information concerning the compensation of each individual who served as a director of Synovis during our fiscal year ended October 31, 2010, other than Richard W. Kramp, our President and Chief Executive Officer, whose compensation is set forth under the heading “Executive Compensation.”

	Fees Earned or
	Paid In Cash	Option Awards
Name	($)(1)	($)(2)(3)(4)	Total ($)

John D. Seaberg	$37,250	$155,853	$193,103
William G. Kobi	$34,750	$155,853	$190,603
Karen Gilles Larson	$29,750	$155,853	$185,603
Mark F. Palma	$39,250	$155,853	$195,103
Richard W. Perkins	$39,750	$155,853	$195,603
Timothy M. Scanlan	$30,750	$155,853	$186,603
Sven A. Wehrwein	$40,750	$155,853	$196,603

(1)	Includes all fees paid for Board retainers, Board and committee meeting fees, and Board and committee chair stipends. See the compensation rate table on page 11 for more detail on the various fees.

(2)	Reflects the aggregate grant date fair value for the awards granted in the fiscal year ended October 31, 2010 in accordance with FASB Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“ASC 718”), but excludes any impact of assumed forfeiture rates.

On November 2, 2009, 30,000 stock options were granted to each of our Board members. These options were granted under our 2006 Incentive Stock Plan, and have an exercise price equal to $12.00, the “fair market value” of the shares on the date of grant (as determined under the plan as the closing stock price on the date of grant). These stock options vest over a period of three years, with one-third of the shares underlying the stock option vesting on October 31, 2010, 2011, and 2012, respectively, as long as the individual continues to serve as a Board member. The options expire on the fourth anniversary of each of the vesting dates. The amount of options granted to each Board member was determined by the Compensation Committee based upon a review of equity compensation for the fiscal 2010 peer group of regional public medical device companies listed above under the heading “Fiscal 2010 Executive Compensation Assessment.” Consistent with the last option grant to Board members in fiscal 2007, these options are intended as a three-year grant. At present, no additional option grants are expected to current Board members in fiscal 2011 or fiscal 2012.

(3)	We refer you to Note 10 to our consolidated financial statements for the fiscal year ended October 31, 2010 for a general discussion of the assumptions made in calculating the fair value of option awards granted in the fiscal year ended October 31, 2010 in accordance with ASC 718. The specific assumptions used in the valuations of each option award are summarized in the table below:

		Expected		Expected
	Risk Free	Dividend	Stock Price	Life of
Grant Date	Interest Rate	Rate	Volatility	Option

11/02/2009	1.89%	0.00%	54.0%	4.0 years

(4)	As of October 31, 2010, the aggregate number of stock options held by each of our directors named in the table above was as follows: Mr. Seaberg, 30,000; Mr. Kobi, 47,000; Ms. Larson, 20,000; Mr. Palma, 58,000; Mr. Perkins, 67,000; Mr. Scanlan, 48,000; Mr. Wehrwein, 48,000.

The table below sets forth the annual Board compensation, including retainer fees, meeting fees and committee chair stipends paid to each of our non-employee directors for fiscal 2010 and fiscal 2011. Our Board of Directors, based on recommendations of the Compensation Committee, last revised non-employee director compensation levels effective April 2010.

	Compensation Rate
	Fiscal 2010		Fiscal 2011

Monthly Board member retainer	$1,500		$1,500
Fee per Board meeting attended	$1,250		$1,250
Fee per Audit Committee meeting attended	$1,000	(1)	$1,000	(1)
Fee per Compensation Committee meeting attended	$1,000	(1)	$1,000	(1)
Fee per Governance Committee meeting attended	$1,000	(1)	$1,000	(1)
Fee per Investment Review Committee meeting attended	$500		N/A
Annual stipend for Chairman of the Board	$4,000		$5,000
Annual stipend for Audit Committee Chair	$3,000		$4,000
Annual stipend for Compensation Committee Chair	$2,000		$3,000
Annual stipend for Governance Committee Chair	$2,000		$2,000

(1)	The Chairs of the Audit, Compensation and Governance Committees will receive 1.5 times the meeting fee for each committee meeting to reflect the work and preparation required as chair for such meetings.

We also reimburse our non-employee directors for reasonable out-of-pocket expenses incurred in connection with attending board meetings, as well as for certain educational training or seminars related to continuing education as a Board member. We do not compensate our directors who are employed by us for serving on the board. The Board has approved a policy requiring each non-employee director to attend a minimum of one director related education course every three years.

PROPOSAL 2 — NON-BINDING, ADVISORY VOTE ON THE COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS

Introduction

We are providing our shareholders an opportunity to cast an advisory vote with respect to the compensation paid to our named executive officers. This proposal is required pursuant to Section 14A of the Exchange Act. The vote on this proposal is advisory only and will not be binding on the Board of Directors. However, the Board of Directors and Compensation Committee will consider the results of this vote when making future decisions regarding executive compensation.

Our executive compensation policies are designed to (i) align executive interests with those of our shareholders, (ii) establish a balance between base and overall compensation levels that support our effort to attract and retain experienced executive talent necessary for leading our business to achieve its goals and objectives, (iii) reward achievement of company financial goals and objectives as well as individual performance and (iv) implement compensation strategies that are competitive and fair. We believe that our executive compensation program achieves these goals by utilizing a mix of compensation that offers a competitive current income, while insuring that a meaningful portion of the compensation is put at risk, with upside and downside potential based on the achievement of certain near-term goals and long-term equity value creation.

In deciding on how to vote on this proposal, the Board of Directors urges you to consider the following factors, which are fully discussed in the Proxy Statement beginning with the Compensation Discussion and Analysis beginning on page 14:

•	A significant portion of the annual compensation paid to our named executive officers is “at-risk”.

•	More than half of the performance based compensation in fiscal 2010 to our named executive officers is in the form of equity awards. We believe these awards tie a meaningful portion of compensation to long-term stock price performance thereby aligning the interests of the named executive officers with those of the shareholders.

•	Equity awards are made in the form of stock options as opposed to full value equity awards, such as restricted stock units, which ties the value of the awards to increases in our share price as opposed to the passing of time.

•	Approximately 90% of annual performance based compensation was linked to Company financial goals rather than individual goals, which we believe promotes a cohesive, performance-focused culture among our executive team.

•	We target thresholds for our annual incentive plans that we believe can be met only by solid Company performance.

•	We maintain stock ownership guidelines for our executive officers and believe attainment of these guidelines will enhance alignment between the interests of shareholders and the executive officers.

•	None of the named executive officers have an employment agreement or a severance arrangement for terminations other than in connection with a change in control.

•	We do not make perquisites available to our named executive officers that are not otherwise available to all employees of the Company.

We believe that the compensation program for the named executive officers is essential to retaining qualified individuals focused on the objectives necessary for strong financial performance.

Proposal

The Company requests you, as a shareholder, consider the Company’s compensation of its named executive officers by voting for or against the following resolution.

“RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, in the Compensation Committee Report and in the tables and related footnotes and narrative under the heading “Executive Compensation” other than the narrative under the sub-heading “Risk Considerations in our Compensation Programs”.

Board of Directors Recommendation

Our Board of Directors recommends that shareholders vote FOR the proposal to endorse the compensation of our named executive officers. The affirmative vote of the holders of a majority of the shares of Common Stock present and entitled to vote in person or by proxy on this matter at the Annual Meeting, and at least a majority of the minimum number of votes necessary for a quorum, is necessary to approve this non-binding proposal.

PROPOSAL 3 — NON-BINDING, ADVISORY VOTE ON FREQUENCY OF SHAREHOLDER
VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Introduction

We are providing our shareholders an opportunity to cast an advisory vote as to how often you wish the Company to include a proposal similar to Proposal 2 in our proxy statement (a “say-on-pay proposal”). This proposal is required pursuant to Section 14A of the Exchange Act. The vote on this proposal is advisory only and will not be binding on the Board of Directors. However, the Board of Directors and Compensation Committee will consider the results of this vote when making future decisions regarding the inclusion of a say-on-pay proposal.

Our compensation program for our named executive officers is detailed elsewhere in this Proxy Statement, including in the Compensation Discussion and Analysis and in Proposal 2. As described, we believe the compensation program has been effective in reaching its stated goals. The Board of Directors is recommending that you vote in favor of an annual inclusion of a say-on-pay proposal in our proxy statement. The Board of Directors based this determination on a number of considerations, including the following:

•	An annual cycle provides the highest level of accountability to our shareholders.

•	An annual cycle facilitates direct communication between shareholders and the Company by enabling the say-on-pay vote to correspond to the majority of information presented in the accompanying proxy statement.

Proposal

The Company requests you, as a shareholder, to inform the Company as to your wish regarding the frequency of a say-on-pay proposal by voting whether such an advisory vote should be held every one, two or three years. Shareholders also may choose to abstain from voting.

Board of Directors Recommendation

Our Board of Directors recommends that shareholders vote to endorse the holding of an advisory vote with respect to executive compensation EVERY YEAR. Shareholders are not voting to approve the Board of Directors’ recommendation. Shareholders may choose among four choices included in the proxy card. The choice among the four choices on the proxy card that receives the highest number of votes will be considered the preference of the shareholders.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

We had many successes as a company in fiscal 2010, including:

•	Net revenues increased 18% to $68.6 million from the prior year, and has increased an average of 22% annually the past three years.

•	Operating income was $7.3 million in fiscal 2010 as compared to $4.0 million in fiscal 2009.

•	Net income was $4.9 million or $0.43 per diluted share, as compared to net income of $2.7 million of $0.23 per diluted share in fiscal 2009.

•	Shareholder returns increased 24% in fiscal 2010, notably higher than the S&P 500 increase of 13%.

•	Shareholder returns have increased 66% in the past five years, compared with the S&P 500 at 0%.

We believe that our compensation decisions in fiscal 2010, as well as the past three years, contributed to the successes described above. Highlights of the fiscal 2010 compensation decisions related to our named executive officers and described more fully below include the following:

•	The base salaries of our named executive officers, aside from Mr. Campbell, increased between 3.2% and 4.0% to reflect a cost of living adjustment. Mr. Campbell received an 11% increase in base salary based upon an assessment of Mr. Campbell’s compensation relative to similar positions in similar companies.

•	62% of Mr. Kramp’s total compensation in 2010 was performance based. Between 41% and 47% of the total compensation paid to the other named executive officers was performance based.

•	A large percentage of performance based compensation was long-term performance based compensation in the form of stock option grants, which we believe directly tie named executive officer compensation to Company performance and shareholder returns. For Mr. Kramp, 76% of his total performance based compensation was long-term performance based compensation. For the other named executive officers, this mix consisted of between 60% and 67% long-term performance based compensation.

•	Approximately 90% of the potential short-term performance based compensation available to each of our named executive officers was tied to the revenue and operating income at our three businesses.

•	Our named executive officers received cash bonuses equal to between 24% and 40% of their base salaries as a result of us achieving certain revenue and operating income milestones at two of our three businesses and their achieving certain individual performance incentives.

Please see the discussion under the heading “Risk Consideration in our Compensation Programs” on page 33 of this Proxy Statement for a discussion of why we do not believe that our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us or encourage excessive or inappropriate risk taking.

We believe that our current compensation program for our named executive officers has been successful at attaining our expressed goals. As a result, no programmatic changes were made in fiscal 2010. The following chart summarizes some of the key elements of our compensation program for our named executive officers, which is described in greater detail below.

Program Element	Element Features	Purposes	Performance Criteria

Base salary	Paid in cash	Providing competitive current income to attract and retain experienced executive talent	Not performance based
Annual incentive bonus - Management Incentive Plan	Paid in cash	Promoting a cohesive, performance-focused culture among executive team through revenue and operating income growth	Company financial performance goals
Annual incentive bonus — Individual Performance Incentive	Paid in cash	Providing an incentive to achieve certain measurable objectives	Individual and company financial performance goals
Long-term incentive award	Paid in stock options	Creating a strong financial incentive to promote long-term equity growth and alignment of interests between named executive officers and shareholders	Economic value tied to increases in Common Stock price
Change-in-control severance arrangements	Severance arrangement requires change in control plus termination without “cause” or for “good reason”	Providing an incentive for named executive officers to stay with us through a change-in-control. See the discussion under the heading “Change-in-Control” below	N/A
Stock ownership guidelines	Two times base salary for CEO, one times base salary for other executive officers	Aligning interests between named executive officers and shareholders	N/A
First measurement date will be on October 31, 2012

We maintain no employment agreements with any employees, including our named executive officers. Additionally, we do not make perquisites available to our named executive officers that are not otherwise available to all of our employees.

In the remainder of this section of the proxy statement, we more-fully describe and analyze the material elements of the compensation awarded to, earned by or paid to the following company executive officers, who constituted our “named executive officers” for fiscal 2010:

Name	Title

Richard W. Kramp	President and Chief Executive Officer
Brett A. Reynolds	Vice President of Finance and Chief Financial Officer
Michael K. Campbell	President of Synovis Micro Companies Alliance, Inc.
Mary L. Frick	Vice President of Regulatory Affairs, Quality Assurance and Clinical Affairs
Timothy F. Floeder	Vice President of Corporate Development

In our discussion and analysis, we primarily focus on the fiscal 2010 information contained in the tables and related footnotes and narrative under the heading “Executive Compensation” below, but also describe compensation actions taken during other periods to the extent it enhances the understanding of our executive compensation disclosure for fiscal 2010.

Compensation Objectives and Philosophy

The Compensation Committee is responsible for the design, implementation and oversight of our executive compensation program. In setting executive compensation, the Compensation Committee primarily seeks to:

•	Align executive interests with those of our shareholders;

•	Establish a balance between base and overall compensation levels that support our effort to attract and retain experienced executive talent necessary for leading our business to achieve its goals and objectives;

•	Reward achievement of company financial goals and objectives as well as individual performance; and

•	Implement compensation strategies that are competitive and fair.

To achieve these objectives, our compensation plans and decisions are generally based upon the following philosophies and principles:

•	In assessing the total mix of compensation paid to our executives, we seek to set base compensation at levels that allow us to provide meaningful and competitive current income, but place a significant portion of total compensation at risk, with upside and downside potential based upon achievement of specific performance objectives and long-term equity value creation. The Committee believes that by maintaining this “balance” in compensation mix, we better align the compensation of our named executive officers with the interests of our shareholders.

•	Because we compete for executive talent, we compare our compensation programs with the executive compensation policies, practices and levels at medical device companies and other select companies specifically selected for comparison by our Committee, based upon size, complexity and growth profile.

•	We consider individual performance and competence as significant factors in setting base cash compensation and in granting equity-based compensation, but focus our incentive cash compensation program primarily on company-specific financial goals to promote a cohesive, performance-focused culture among our executive team.

•	We differentiate individual compensation among our named executive officers based on scope and nature of responsibility, experience, job performance and potential. We believe that individuals with greater responsibility for achieving performance and strategic objectives should bear proportionately greater risk if those goals are not achieved, and should receive proportionately greater rewards if those goals are met or surpassed.

•	We also seek to provide incentive compensation based on individual performance objectives that we believe will improve individual effectiveness and overall corporate performance, although such compensation is secondary to incentive compensation focused on corporate financial performance.

•	We utilize equity-based awards in the form of stock options to provide long-term potential value to our named executive officers and to align such executives’ interests with those of our shareholders.

•	We fundamentally believe our compensation practices for our named executive officers, and our employees as a whole, are responsible, fair and consider interests of all Company stakeholders. We do not employ compensation practices or tactics which we believe could place self-interests of our named executive officers above those of our shareholders.

Setting Executive Compensation

Executive Compensation Components.  The principal elements of our executive compensation program are:

•	Base salary;

•	Short-term cash incentive compensation;

•	Long-term equity-based incentive compensation; and

•	Other benefits made generally available to our employees.

In addition, our executive compensation program includes certain change in control arrangements.

In determining the form or amount of compensation to pay our named executive officers, the Compensation Committee views these components of executive compensation as related but distinct. The Committee does not believe that significant compensation derived by an executive from one element of our compensation program should necessarily negate or result in a reduction in the amount of compensation the executive receives from other elements. Also, the Committee does not believe that minimal compensation derived from one element of compensation should necessarily result in an increase in the amount the executive should receive from one or more other elements of compensation.

We do not have a pre-established formula or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, in general, our practice for allocating between long-term and currently-paid compensation is to ensure competitive base compensation to attract and retain executive officers, while providing incentives to maximize long-term value for the Company and our shareholders. In allocating compensation across these elements, the Compensation Committee does not follow any strict policy or guidelines.

Fiscal 2010 Executive Compensation Assessment.  Our Compensation Committee as comprised in fiscal 2010, which included Mr. Palma, Mr. Kobi and Mr. Perkins, reviewed and approved each element and amount of fiscal 2010 compensation for our named executive officers. In determining each of the elements and amounts of fiscal 2010 compensation, the Compensation Committee considered compensation elements and amounts paid to executive officers at similar levels and with similar experience and responsibility at a peer group of other public companies operating in our industry and region that had annual revenue levels between $50 and $200 million and were similar to the Company with respect to business complexity, number of employees and profitability. For fiscal 2010, the comparative data from this peer group used in reviewing named executive officer compensation consisted of data from the Equilar database. The companies that comprised this peer group in setting fiscal 2010 compensation were:

• Allied Healthcare Products, Inc.	• Rockwell Medical Technologies, Inc.	• TomoTherapy, Inc.
• AtriCure, Inc.	• Somanetics Corp.	• Vascular Solutions, Inc.
• ATS Medical, Inc.	• Surmodics, Inc.	• Vital Images, Inc.
• Del Global Technologies Corp.	• Synergetics USA, Inc.	• Young Innovations, Inc.
• Meridian Bioscience, Inc.

The Compensation Committee selects the elements of executive compensation and determines the level of each element, the mix among the elements and total compensation based upon the objectives and philosophies set forth above, and by considering a number of factors, including:

•	Each executive’s position within the Company and their level of responsibility;

•	The skills and experiences required by each executive’s position;

•	The competitive environment for comparable executive talent;

•	Our performance compared to specific objectives;

•	Individual performance measures; and

•	The executive’s individual experience and qualifications.

Each of the elements and amounts of fiscal 2010 executive compensation (base salary, short-term cash incentive compensation and long-term equity-based incentive compensation) for each of our named executive officers were determined by the Compensation Committee based upon the following process and after considering the following factors:

•	Mr. Kramp provided the Committee feedback on each of the named executive officers (other than himself) with regards to their skills, responsibilities and overall job performance during the year;

•	Mr. Kramp provided the Committee recommendations regarding base salary, short-term cash incentive compensation and long-term equity-based incentive compensation for each executive officer other than himself; and

•	As described above, the Committee reviewed executive officer compensation for the fiscal 2010 peer group of regional public medical device companies of similar size and complexity.

In making the final decisions regarding the type and amount of compensation to be paid to each named executive officer, the Compensation Committee considers the relevant comparative data, the CEO recommendations on the officers that report to him and the Committee’s assessment of the CEO, but also considers other factors, such as its own assessment as to the type and amount of compensation to be paid.

Elements of Executive Compensation

Base Salary.

Overview.  Base salary is an important element of our executive compensation program as it provides executives with a fixed, regular, non-contingent earnings stream to support annual living and other expenses. The Compensation Committee’s determination of the base salary of each of our named executive officers, including the Chief Executive Officer, are based on a number of factors, including the executive officer’s experience and past performance, the level of skill and responsibility required by the executive’s position and his or her qualifications for the position. As described above, the Committee also considers competitive salary information gathered through comparative surveys pertaining to data specific to a peer group of public companies of comparable size and in the medical device industry.

In general, the Compensation Committee reviews named executive officer base salary on an annual basis, and seeks to set executive officer base salary at competitive levels in relation to the companies with which the Company believes it competes for executives.

Fiscal 2010 Decisions and Analysis.  Fiscal 2010 base salary for our named executive officers was determined by the Compensation Committee based upon the process discussed above under the heading “Fiscal 2010 Executive Compensation Assessment.”

For fiscal 2010, base salary levels established for our named executive officers were established as follows:

	Fiscal 2010	% Increase from
Name	Base Salary	fiscal 2009

Richard W. Kramp	$375,032	3.6%
Brett A. Reynolds	$215,721	3.6%
Michael K. Campbell	$200,000	11.1%
Mary L. Frick	$196,596	3.2%
Timothy M. Floeder	$192,920	4.0%

For fiscal 2010, all executive officers received a base salary increase to reflect a cost of living adjustment. The increases in base salary for our named executive officers ranged from 3.2% to 11.1%. These increases were based on historical cost of living adjustments, and the overall growth, performance and increasing complexity of the Company. In addition, Mr. Campbell received an incremental base salary increase based upon an assessment of Mr. Campbell’s compensation relative to similar positions in other companies.

Fiscal 2011 Base Salary Adjustments.  Effective November 1, 2010, our named executive officers each received increases to their base salary in fiscal 2011. The increases in base salary for our named executive officers ranged from 3.2% to 10.0%. The process for determining fiscal 2011 base salary for the Company’s executive officers was consistent with the fiscal 2010 process described in detail above. These increases were based on historical cost of living adjustments, and the overall growth, performance and increasing complexity of the Company in fiscal 2010. In addition, Mr. Campbell received an incremental base salary increase based upon an assessment of Mr. Campbell’s compensation relative to similar positions in other companies.

A summary of the changes to the base salary for each named executive officer is summarized below.

	Fiscal 2011	% Increase from
Name	Base Salary	fiscal 2010

Richard W. Kramp	$388,533	3.6%
Brett A. Reynolds	$223,487	3.6%
Michael K. Campbell	$220,000	10.0%
Mary L. Frick	$202,887	3.2%
Timothy M. Floeder	$199,093	3.2%

Short-Term Incentive Compensation.

Overview.  In fiscal 2010, we provided our named executive officers with the opportunity to earn short-term cash incentive compensation through our Management Incentive Program (“MIP”) and through Individual Performance Incentives (“IPI”).

The MIP is designed to provide a direct financial incentive to the Company’s key management, including the named executive officers, for the achievement or surpassing of specific Company performance goals. We believe the MIP is a valuable element of executive compensation because it offers a means for executives to realize significant, additional near-term cash compensation on top of base salary as a reward for promoting equity appreciation through revenue and operating income growth. The MIP components and amounts were determined as described above under the heading “Setting Executive Compensation.”

In addition to the MIP, our named executive officers were eligible in fiscal 2010 to receive a small percentage of their base salary in annual cash incentive compensation based on the achievement of IPI. We believe that the IPI program, which is available to all Company employees except direct sales personnel who earn sales commissions, provides for specific, measureable objectives achievable with significant effort and, if achieved, these objectives provide benefit to the Company.

Fiscal 2010 Decisions and Analysis.  The Compensation Committee and the Chief Executive Officer established the MIP performance objective in fiscal 2010 based on a matrix for each of the Company’s business units: Surgical Innovations (“SI”), Micro Companies Alliance (“MCA”) and Orthopedic and Woundcare (“OWC”). The fundamental elements of the MIP were as follows for fiscal 2010:

•	For each of the named executive officers except Mr. Campbell, their MIP incentive earned was based on the performance of each of the three businesses and prorated based on the percent of consolidated revenue at plan: SI — 78%; MCA — 14%; OWC — 8%.

•	Mr. Campbell’s MIP incentive, as President of MCA, was based solely on the performance of MCA.

•	SI and MCA’s MIP thresholds were based on fiscal 2010 revenue and operating growth percentage over fiscal 2009. As OWC was acquired in July 2009, we utilized actual budgeted revenue and operating income to establish the OWC MIP thresholds, as applying fiscal 2010 growth percentages were not relevant.

•	The following table summarizes for each business unit the targeted achievement levels required for:

•	Initial threshold for minimum MIP achievement of 75%,

•	Targeted threshold for 100% MIP achievement, and

•	Threshold for maximum MIP achievement.

	Minimum MIP	Targeted MIP	Maximum MIP
MIP Target	Threshold	Threshold	Threshold

Surgical Innovations
- Revenue — growth % from fiscal 2009	10.0%	19.0%	28.0%
- Operating income — growth % from fiscal 2009	11.0%	19.0%	30.0%
Micro Companies Alliance
- Revenue — growth % from fiscal 2009	5.0%	21.0%	30.0%
- Operating income — growth % from fiscal 2009	35.0%	50.0%	68.0%
Orthopedic and Woundcare
- Revenue — $ in fiscal 2010	$5,500,000	$6,064,000	$6,315,000
- Operating loss — $ in fiscal 2010	$(5,760,000)	$(5,619,000)	$(5,300,000)

Above the minimum growth thresholds, the MIP amounts earned could vary based on a multitude of other combinations of revenue growth and/or operating income growth. For the fiscal 2010 MIP, greater weight was placed on the operating income growth target as compared to the revenue growth target.

In fiscal 2010, each of the three businesses achieved the following results compared to the MIP plan:

•	SI revenue grew 12.5% in fiscal 2010 compared to fiscal 2009 and operating income grew 24.4%. MIP incentive earned was 110.1%.

•	MCA revenue grew 27.1% in fiscal 2010 compared to fiscal 2009 and operating income grew 95.5%. MIP incentive earned was 131.0%.

•	OWC fiscal 2010 revenue and operating income were below the minimum threshold targets. MIP incentive earned was 0%.

•	The combined MIP earned by each of our named executive officers except for Mr. Campbell was 104.1%. Mr. Campbell’s MIP earned was 131.0%.

In addition to the MIP, our named executive officers, like all of our employees except direct sales personnel who earn sales commissions, were eligible in fiscal 2010 to receive up to 5% of their base salary in cash incentive compensation based on the achievement of IPI. Determination of the IPI objectives and evaluation of the IPI achievement for our named executive officers are evaluated and determined by the Compensation Committee and the Chief Executive Officer. The IPI objectives for each of our named executive officers were specific, measurable, achievable with significant effort and, if achieved, provided benefit to the Company. In fiscal 2010, these objectives focused principally on:

•	The Company achieving operating income of $5,805,000 as defined by the IPI (GAAP operating income excluding special charges and the impact of any acquisitions) for fiscal 2010;

•	Expense and cost containment better than budget;

•	Department specific goals or development objectives for functional areas the executive is responsible for; and

•	Individual opportunities for professional development.

The Compensation Committee monitors the IPI periodically to determine if the executives are meeting the Company’s objectives through this plan. IPI earned by our named executive officers for fiscal 2010 ranged from 60% to 100% achievement, as set forth in the “Short-Term Cash Incentive Table” below.

At its discretion, the Compensation Committee may also award additional incentive cash compensation to the Company’s named executive officers for performance or achievement above their individual objectives. No such awards were made to the Company’s named executive officers in fiscal 2010.

The following table sets forth the eligible amount of short-term incentive compensation in fiscal 2010 in dollars and as a percentage of base salary, as well as the actual amount paid for fiscal 2010.

Short-Term Cash Incentive Table

	MIP Incentive	MIP %	IPI Incentive	IPI %	2010 Total	Target as % of Base	Total 2010 Cash
Name	Target	Achieved	Target	Achieved	Incentive Target	Salary Paid	Incentive Payments(1)

Richard W. Kramp	$131,261	104.1%	$18,752	80%	$150,013	40%	$151,670
Brett A. Reynolds	$43,144	104.1%	$10,786	100%	$53,930	25%	$55,708
Michael K. Campbell	$50,000	131.0%	$10,000	60%	$60,000	30%	$71,500
Mary L. Frick	$39,319	104.1%	$9,830	100%	$49,149	25%	$50,769
Timothy M. Floeder	$38,584	104.1%	$9,646	60%	$48,230	25%	$45,962

(1)	We refer you to the discussion under the heading “Short-Term Incentive Compensation” for a discussion of the components of cash incentives and performance measurement to incentive targets in fiscal 2010.

Long-Term Equity-Based Incentive Compensation.

Overview.  We believe that long-term equity-based compensation awarded to our named executive officers, other executive officers and key management staff, creates value by aligning the interests of our employees with those of our shareholders. The Compensation Committee monitors and considers various trends in long-

term equity compensation methods. Currently, we believe that stock options provide the best opportunity to motivate and retain such individuals to enhance overall enterprise value for our shareholders. Stock options provide named executive officers with the opportunity to purchase our common stock at a price fixed on the grant date regardless of future market price. A stock option becomes valuable only if our common stock price increases above the option exercise price and the holder of the option remains employed during the period required for the option to vest. Stock options therefore link an important portion of an employee’s compensation to shareholders’ interests by providing an incentive to achieve corporate goals and increase shareholder value.

Fiscal 2010 Decisions and Analysis.  In granting stock options to named executive officers for fiscal 2010, the Compensation Committee used comparative compensation data as discussed above under the heading “Fiscal 2010 Executive Compensation Assessment.”

Fiscal 2010 Stock Option Grants.  On November 2, 2009, stock options were granted to each of our named executive officers. These options were granted under our 2006 Incentive Stock Plan, and have an exercise price equal to $12.00, the “fair market value” of the shares on the date of grant (as determined under the plan as the closing stock price on the date of grant). These stock options vest over a period of three years, with one-third of the shares underlying the stock option vesting on October 31, 2010, 2011, and 2012, respectively, as long as the executive officer continues to be employed by the Company. The options expire on the fourth anniversary of each of the vesting dates. The number of stock options granted to each named executive officer on November 2, 2009 was as follows: Mr. Kramp — 90,000 stock options; each of Mr. Campbell and Mr. Reynolds — 21,000 stock options; and each of Ms. Frick and Mr. Floeder — 18,000 stock options. The amount of options granted to each of our named executive officers was determined by the Compensation Committee based upon a review of equity compensation for the fiscal 2010 peer group of regional public medical device companies listed above under the heading “Fiscal 2010 Executive Compensation Assessment.” These fiscal 2010 stock option grants to our named executive officers were determined by the Compensation Committee based on the evaluation described above under the heading “Setting Executive Compensation.” See the table entitled “Grants of Plan Based Awards” for additional details on these option grants.

Stock Ownership and Retention Guidelines

Effective October 26, 2007, the Board adopted stock ownership guidelines for our non-employee directors and executive officers (including our named executive officers), which require such individuals to acquire and maintain a minimum level of ownership in our common stock. The Board believes that ownership of our common stock demonstrates a commitment to our long-term success. The stock ownership guidelines are determined as a multiple of base salary, and are also based on the value of our common shares, as described below:

Non-employee directors	$100,000
Chief Executive Officer	Two times base salary
All other executive officers	One times base salary

Shares that are included in the measurement include all shares the individual directly or beneficially owns, as well as the value of vested stock options (to the extent the options exceed the exercise price). The first measurement date for the stock ownership guidelines will be on October 31, 2012. New non-employee board directors or executive officers will be measured on the October 31 five years after their appointment.

Employment Agreements

We do not have any written employment agreements with any employees, including any of our named executive officers.

Change in Control Agreements

We have entered into change in control agreements with each of our named executive officers, which are described in detail under the heading “Executive Compensation — Potential Payments upon Termination or Change in Control” on pages 29-33.

These change in control agreements were entered into in 2008, replaced our prior change in control agreements and are an important element in our executive compensation program, as they provide our executive officers with a measure of economic security to execute and complete any change in control transaction that the Board of Directors believes is in the best interest of our shareholders.

These agreements provide for a lump sum payment of 24 months of base salary upon a change in control termination, while the old agreements provided for 36 months of base salary. Furthermore, the base salary benefit is reduced to 12 months if termination is by the executive, for any reason during the first full calendar month following the first anniversary of the change in control (again, compared to 36 months under the prior agreement). Although these agreements do provide for a “gross-up payment” if severance payments trigger an excise tax owed by the executive, this feature was added in part to offset the loss of the reductions in the 36 month salary benefit provided for in the prior agreements, and the amount of any change in control payments under the revised agreements is less than the cost of the severance payments under the prior agreements. We would not be obligated to make any 280G gross-up payments to our named executive officers assuming the change in control was effective on October 31, 2010.

Other Benefits

We provide our named executive officers with medical, dental and life and disability insurance benefits as well as a 401(k) retirement plan and the opportunity to participate in our employee stock purchase plan. The same benefits are available to all Company employees. It is our policy not to extend perquisites to our named executive officers beyond those that are generally available to our employees.

Total Compensation Mix

The table below illustrates how total compensation for our named executive officers for fiscal 2010 was allocated between “at-risk” and base salary components, how performance-based compensation is allocated between annual and long-term components and how total compensation is allocated between cash and equity components. When applicable, the table utilizes the equity values included in the Summary Compensation Table based upon fiscal 2010 financial statement expensing.

Total Compensation Mix Table

	Total Compensation Mix
	(Base Salary, Annual Cash Incentives and Long-Term Equity Incentives)
	% of Total Compensation(1)		% of Performance Based		% of Total Compensation(1)
	that is:		Total Compensation that is:		that is:
	“At	Base			Cash	Equity
	Risk”(2)	Salary(3)	Annual(4)	Long-Term(5)	Based(6)	Based(7)

Richard W. Kramp	62%	38%	24%	76%	53%	47%
Brett A. Reynolds	43%	56%	34%	66%	71%	28%
Michael K. Campbell	47%	52%	40%	60%	71%	29%
Mary L. Frick	42%	57%	35%	65%	72%	27%
Timothy M. Floeder	41%	57%	33%	67%	71%	28%

(1)	As perquisites and other components reported in the all other compensation column of the Summary Compensation Table are included in the total compensation amount, the named executive officer’s sum of the percentages of “at risk” and base salary components and sum of the percentages of cash-based and equity-based components of compensation may not equal 100%.

(2)	Annual cash incentives plus long-term equity-based incentives divided by total compensation.

(3)	Base salary divided by total compensation.

(4)	Annual cash incentives divided by annual cash incentives plus long-term equity-based incentives.

(5)	Long-term equity-based incentives divided by annual cash incentives plus long-term equity incentives.

(6)	Base salary plus annual cash incentives divided by total compensation.

(7)	Long-term equity-based incentives divided by total compensation.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing “Compensation Discussion and Analysis” section of this Proxy Statement required by Item 402(b) of Regulation S-K for the year ended October 31, 2010 with management. Based on this review and discussion, the Compensation Committee recommended to the Board, and the Board has approved, that the “Compensation Discussion and Analysis” be included in this proxy statement for the 2011 Annual Meeting of Shareholders to be held on March 3, 2011.

Members of the Compensation Committee:
Mark F. Palma (Chair)
Karen Gilles Larson
Timothy M. Scanlan

The foregoing Compensation Committee Report shall not be deemed to be “filed” with the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings.

Summary of Compensation

The following table shows the compensation awarded to, earned by or paid to our named executive officers during the fiscal years ended October 31, 2010, 2009 and 2008.

Summary Compensation Table

				Non-Equity
			Option	Incentive Plan	All Other
Name and Principal Position	Year	Salary($)	Awards($)(1)(2)	Compensation($)(3)	Compensation($)(4)	Total($)

Richard W. Kramp	2010	$375,032	$467,559	$151,670	$792	$995,053
President and Chief	2009	$362,000	$132,570	$109,396	$693	$604,659
Executive Officer	2008	$348,000	$—	$152,581	$462	$501,043
Brett A. Reynolds	2010	$215,721	$109,097	$55,708	$4,467	$384,993
Vice President of Finance and	2009	$208,225	$53,028	$41,312	$4,932	$307,497
Chief Financial Officer	2008	$200,220	$—	$54,740	$3,937	$258,897
Michael K. Campbell	2010	$200,000	$109,097	$71,500	$792	$381,389
President of Synovis Micro	2009	$180,000	$58,331	$39,240	$691	$278,262
Companies Alliance, Inc.	2008	$161,827	$—	$55,426	$462	$217,715
Mary L. Frick	2010	$196,596	$93,512	$50,769	$4,242	$345,119
Vice President of	2009	$190,500	$53,028	$33,509	$4,331	$281,368
Regulatory Affairs, Quality Assurance and Clinical Affairs	2008	$184,049	$—	$52,159	$3,726	$239,934
Timothy M. Floeder(4)	2010	$192,920	$93,512	$45,962	$4,236	$336,630
Vice President of	2009	$185,500	$53,028	$36,803	$3,120	$278,451
Corporate Development	2008	$88,820	$26,054	$24,870	$1,748	$141,492

(1)	Reflects the aggregate grant date fair value for the awards granted in the fiscal year ended October 31, 2010 in accordance with FASB Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“ASC 718”), but excludes any impact of assumed forfeiture rates.

On November 2, 2009, stock options were granted to each of our named executive officers. These options were granted under our 2006 Incentive Stock Plan, and have an exercise price equal to $12.00, the “fair market value” of the shares on the date of grant (as determined under the plan as the closing stock price on the date of grant). These stock options vest over a period of three years, with one-third of the shares underlying the stock option vesting on October 31, 2010, 2011, and 2012, respectively, as long as the executive officer continues to be employed by the Company. The options expire on the fourth anniversary of each of the vesting dates. The number of stock options granted to each named executive officer on November 2, 2009 was as follows: Mr. Kramp — 90,000 stock options; each of Mr. Campbell and Mr. Reynolds — 21,000 stock options; and each of Ms. Frick and Mr. Floeder — 18,000 stock options. The amount of options granted to each of our named executive officers was determined by the Compensation Committee based upon a review of equity compensation for the fiscal 2010 peer group of regional public medical device companies listed above under the heading “Fiscal 2010 Executive Compensation Assessment.” These fiscal 2010 stock option grants to our named executive officers were determined by the Compensation Committee based on the evaluation described above under the heading “Setting Executive Compensation.” The Compensation Committee intends that the fiscal 2010 option grants serve as “three-year” options, and presently does not intend to grant additional stock options to our named executive officers in fiscal 2011 or fiscal 2012.

(2)	We refer you to Note 10 to our consolidated financial statements for the fiscal year ended October 31, 2010 for a general discussion of the assumptions made in calculating the fair value of option awards granted in the fiscal year ended October 31, 2010 in accordance with ASC 718. The specific assumptions used in the valuations of each option award are summarized in the table below:

	Risk Free	Expected	Stock Price	Expected
Grant Date	Interest Rate	Dividend Rate	Volatility	Life of Option

12/12/2008	1.05%	0.00%	50.0%	3.0 years
11/02/2009	1.89%	0.00%	54.0%	4.0 years

(3)	Represents amounts earned under the 2010 Management Incentive Plan and Individual Performance Incentives, which are described in more detail under the heading “Grants of Plan-Based Awards.”

(4)	The amounts shown in this column include the following with respect to each named executive officer:

			Life
		401(k)	Insurance
Name	Year	Match(a)	Premiums

Richard W. Kramp	2010	$—	$792
	2009	$—	$693
	2008	$—	$462
Brett A. Reynolds	2010	$3,675	$792
	2009	$3,942	$990
	2008	$3,475	$462
Michael K. Campbell	2010	$—	$792
	2009	$—	$691
	2008	$—	$462
Mary L. Frick	2010	$3,450	$792
	2009	$3,638	$693
	2008	$3,264	$462
Timothy M. Floeder	2010	$3,444	$792
	2009	$2,568	$552
	2008	$1,286	$462

(a)	Represents matching amounts contributed by the Company under our 401(k) plan.

(4)	Mr. Floeder joined the Company on May 1, 2008. Accordingly, his fiscal 2008 annual base salary of $175,000 is prorated from his start date.

Grants of Plan-Based Awards

The following table sets forth certain information concerning grants of plan-based awards to each of our named executive officers during the fiscal year ended October 31, 2010. Plan-based cash compensation awards were granted to our named executive officers under the 2010 Management Incentive Plan and the 2010 Individual Performance Incentives. Plan-based equity compensation awards were granted under the Company’s 2006 Stock Incentive Plan. The material terms of these awards and the material plan provisions relevant to these awards are described in the footnotes to the table below or in the narrative following the table below.

					Equity Incentive
					Plan Awards(2)
					Option
		Estimated Future Payouts Under			Awards:	Exercise or
		Non-Equity Incentive Plan			Number of	Base Price of	Grant Date Fair
		Awards(1)			Securities	Option	Value of Stock
	Grant	Threshold	Target	Maximum	Underlying	Awards	and Option
Name	Date	($)	($)	($)	Options (#)	($/Share)(3)	Awards(4)

Richard W. Kramp	11/2/09	$98,446	$150,013	$190,704	—	$—	$—
	11/2/09				90,000 (5)	$12.00	$467,559
Brett A. Reynolds	11/2/09	$32,358	$53,930	$67,305	—	$—	$—
	11/2/09				21,000 (5)	$12.00	$109,097
Michael K. Campbell	11/2/09	$37,500	$60,000	$75,500	—	$—	$—
	11/2/09				21,000 (5)	$12.00	$109,097
Mary L. Frick	11/2/09	$29,489	$49,149	$61,338	—	$—	$—
	11/2/09				18,000 (5)	$12.00	$93,512
Timothy M. Floeder	11/2/09	$28,938	$48,230	$60,191	—	$—	$—
	11/2/09				18,000 (5)	$12.00	$93,512

(1)	Consists of cash bonuses under the Company’s 2010 cash incentive plans. The amounts in these columns reflect the minimum payment level, if an award is achieved, the target payment level and the maximum payment level under our 2010 cash incentive plans. We refer you to the “Short-Term Incentive Compensation” discussion on pages 19-21 of this proxy statement for discussion of our fiscal 2010 Management Incentive Plan and Individual Performance Incentives. The actual amounts earned in fiscal 2010 for each named executive officer based on the achievement of the performance criteria underlying the grant is set forth in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table above.

(2)	Consists of stock options granted to the named executive officers in fiscal 2010 under the Company’s 2006 Stock Incentive Plan.

(3)	The exercise price of all options was equal to the closing price of the Company’s common stock as quoted on the NASDAQ Global Market on the date of grant.

(4)	Reflects the aggregate grant date fair value for the awards granted in the fiscal year ended October 31, 2010 in accordance with FASB Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“ASC 718”), but excludes any impact of assumed forfeiture rates. We refer you to Note 10 to our consolidated financial statements for the fiscal year ended October 31, 2010 for a general discussion of the assumptions made in calculating the fair value of option awards granted in the fiscal year ended October 31, 2010 in accordance with ASC 718.

(5)	Consists of stock options, which vest and become exercisable in one-third increments on October 31, 2010, 2011 and 2012, respectively, but only if the named executive officer is then an employee of the Company. Under the terms of the 2006 Incentive Stock Plan, options are granted with an exercise price equal to the fair market value of a share of common stock on the date of grant. For purposes of the plan, the “fair market value” of a share of our common stock on the date of grant is the closing sale price on the date of grant, as reported on the Nasdaq Global Market.

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding unexercised stock options for each of our named executive officers that remained outstanding at October 31, 2010.

Outstanding Equity Awards at Fiscal Year-End — 2010

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option
	Options (#)	Options (#)	Exercise	Option Expiration
Name	Exercisable	Unexercisable(1), (2)	Price ($)	Date

Richard. W. Kramp	75,000	—	$7.500	10/31/2011
	25,000	—	$15.350	12/12/2013
	30,000	—	$12.000	10/31/2014
	—	30,000	$12.000	10/31/2015
	—	30,000	$12.000	10/31/2016
Brett A. Reynolds	10,000	—	$7.500	10/31/2011
	10,000	—	$15.350	12/12/2013
	7,000	—	$12.000	10/31/2014
	—	7,000	$12.000	10/31/2015
	—	7,000	$12.000	10/31/2016
Michael K. Campbell	11,000	—	$15.350	12/12/2013
	7,000	—	$12.000	10/31/2014
	—	7,000	$12.000	10/31/2015
	—	7,000	$12.000	10/31/2016
Mary L. Frick	10,000	—	$7.500	10/31/2011
	10,000	—	$15.350	12/12/2013
	6,000	—	$12.000	10/31/2014
	—	6,000	$12.000	10/31/2015
	—	6,000	$12.000	10/31/2016
Timothy M. Floeder	5,000	—	$17.060	5/1/2013
	10,000	—	$15.350	12/12/2013
	6,000	—	$12.000	10/31/2014
	—	6,000	$12.000	10/31/2015
	—	6,000	$12.000	10/31/2016

(1)	All of the unexercisable stock options in the above table vest in one-half increments on October 31, 2011 and 2012, respectively.

(2)	Upon the occurrence of a change in control of the Company, the unvested and unexercisable options set forth in this column will be accelerated and become fully vested and immediately exercisable as of the date of the change in control. For more information, we refer you to the discussions under the headings “Potential Payments Upon Termination or Change in Control.”

Options Exercised and Stock Vested During Fiscal Year

The following table provides information regarding the exercise of stock options during the fiscal year ended October 31, 2010, on an aggregate basis, by each of the named executive officers that exercised options during the year.

Option Exercises — 2010

	Option Awards
	Number of Shares	Value Realized
	Acquired on	on Exercise
Name(1)	Exercise (#)	($)(2)

Richard W. Kramp	35,907	$217,813
Brett A. Reynolds	15,991	$69,094
Michael K. Campbell	24,316	$151,754
Mary L. Frick	11,551	$47,913

(1)	Mr. Floeder did not exercise any stock options in the fiscal year ended October 31, 2010.

(2)	The aggregate dollar value realized upon exercise is the difference between the market price of the underlying shares of our common stock on the date of exercise, based on the fair market value of the options on the date of the exercise, and the exercise price of the options.

Potential Payments Upon Termination or Change in Control

We have entered into agreements that will require us to provide incremental compensation to our named executive officers in connection with a change in control of the Company.

Summary of Agreements.  The agreements provide that if we terminate the executive without “cause,” or if the executive leaves voluntarily for a “good reason,” during the 24 month period after a “change in control,” or prior to a change in control if the termination was a condition of the change in control or at the request or insistence of a person related to the change in control, we (or our successor) would be required to pay the executive the following benefits:

•	a lump sum cash payment equal to two times the sum of the executive’s annual base salary and target bonus for the year during which the change in control occurs; unless the executive terminates his or her employment for any reason during the first full calendar month following the first anniversary of the change in control, in which case we (or our successor) would be required to pay the executive a lump sum cash payment equal to one times the sum of the executive’s annual salary and target bonus for the year during which the change in control occurs;

•	if the executive elects COBRA coverage under our group health and dental plans, we will pay the excess of the executive’s COBRA premium over the amount the executive was paying as an active employee for coverage under our group health and dental plans for up to 24 months;

•	the executive may elect health and dental continuation coverage for up to an additional 12 months after the expiration of the 18-month COBRA period at the executive’s cost;

•	the executive will receive continued life insurance coverage for up to 24 months at a cost no more than the executive paid as an active employee and the Company will reimburse the executive monthly for any amounts that exceed such cost;

•	if the executive incurs a tax liability in connection with payments for executive’s continued coverage under our group health and dental plans and executive’s continued life insurance coverage described above that the executive would not have incurred if the executive had been an active employee, we will make an additional cash “gross-up payment” to the executive in an amount such that after payment by the executive of all taxes, including any taxes on the gross-up payment, the executive would retain an amount of the gross-up payment equal to the initial tax liability in connection with the benefit; and

•	if any payments (including the acceleration of stock options) made by us to the executive in connection with a change in control were subject to “excise tax” we would be required to make an additional cash “gross-up payment” to the executive in an amount such that after payment by the executive of all taxes, including any excise tax imposed upon the gross-up payment, the executive would retain an amount of the gross-up payment equal to the excise tax.

In addition, all unvested stock options held by the executives would immediately vest in full and become exercisable upon a change in control, whether or not the acquiring entity or successor assumes or replaces the stock options and whether or not the executive continues to be employed by us (or the successor) after the change in control. The accelerated options will remain exercisable for a period of two years from the date of the change in control or, if later, the date of the officer’s termination, but in any event not later than the expiration date of the options.

For purposes of the agreements, a “change in control” of the Company will occur upon:

•	the sale, lease, exchange, or other transfer of all or substantially all of the assets of the Company (in one transaction or in a series of related transactions) to any third party;

•	the approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company;

•	any person becomes the beneficial owner of (A) 20% or more, but not 50% or more, of the combined voting power of the Company’s outstanding securities, unless the transaction resulting in such ownership has been approved in advance by the “incumbent directors” (defined below), or (B) 50% or more of the combined voting power of the Company’s outstanding securities (regardless of any approval by the incumbent directors);

•	a merger or consolidation to which the Company is a party if the Company’s shareholders immediately prior to effective date of such merger or consolidation have beneficial ownership, immediately following the effective date of such merger or consolidation, of securities of the surviving corporation representing (A) more than 50%, but not more than 80%, of the combined voting power of the surviving corporation, unless such merger or consolidation has been approved in advance by the incumbent directors (as defined below), or (B) 50% or less of the combined voting power of the surviving corporation (regardless of any approval by the incumbent directors);

•	the incumbent directors cease for any reason to constitute at least a majority of the Board; or

•	a change in control of a nature that would be required to be reported, in the written opinion of the Company’s outside legal counsel, as a change in control of the Company on Form 8-K pursuant to Section 13 or 15(d) of the Exchange Act, whether or not the Company is then subject to such reporting requirement.

Under the agreements, “incumbent directors” are any individuals who are members of the board on the effective date of the agreement and any individual who subsequently becomes a member of the board and whose election or nomination was approved by a vote of at least a majority of the incumbent directors.

The agreements define “cause” as:

•	the executive’s gross misconduct that is materially and demonstrably injurious to the Company;

•	the executive’s willful and continued failure to perform substantially the executive’s duties with the Company or our successor (other than any such failure (1) resulting from the executive’s incapacity due to bodily injury or physical or mental illness or (2) relating to changes in the executive’s duties after a change in control that constitute “good reason”) after a written demand for substantial performance is delivered to the executive by the chair of the board which specifically identifies the manner in which the executive has not substantially performed the executive’s duties and provides for a reasonable period of time within which the executive may take corrective actions; or

•	the executive’s conviction (including a plea of nolo contendere) of willfully engaging in illegal conduct constituting a felony or gross misdemeanor under federal or state law which is materially and demonstrably injurious to the Company or our successor or which impairs the executive’s ability to perform substantially the executive’s duties for the Company or our successor;

and “good reason” as:

•	in the executive’s reasonable judgment, a material and adverse change in the executive’s title, status, position, authority, duties or responsibilities as in effect prior to the change in control, except for changes solely attributable to the fact that the Company is no longer an independent publicly owned company;

•	a reduction by the Company or our successor in the executive’s base salary, or a material adverse change in the form or timing of the payment of the executive’s salary, as in effect immediately prior to the change in control or as later increased;

•	the failure by the Company or our successor to cover the executive under employee benefit plans that, in the aggregate, provide substantially similar benefits to the executive and/or his or her family and dependents at a substantially similar total cost to the executive;

•	the Company or our successor requiring the executive to be based at any office or location that is more than 30 miles further from the executive’s base office or location before the change in control;

•	any refusal by the Company or our successor to continue to allow the executive to attend to matters or engage in activities not directly related to the business of the Company which, at any time prior to the change in control, the executive was not expressly prohibited in writing by the board from attending or engaging in;

•	the failure to obtain from any successor its written assent to the change in control severance agreement;

•	any purported termination of the executive’s employment that is not properly effected pursuant to the change in control severance agreement; or

•	the termination of employment with the Company by the executive for any reason during the first full calendar month following the first anniversary date of the change in control.

The executive must give written notice of an event or change constituting “good reason”, however, the executive may not give such notice until 90 days after the change in control. With regards to the first five events or changes described above that constitute “good reason,” if the Company remedies such event or change, the event or change will not constitute “good reason.”

After adoption, the change in control severance agreements cannot be amended or terminated in any way adversely affecting the executive without the executive’s consent.

Potential Payments to Named Executive Officers

The following table quantifies the potential benefits and payments to each of our named executive officers in connection with a change in control, and upon qualifying termination events in connection with a change in control, assuming, for calculation purposes, an effective date of October 31, 2010.

			Without Cause or
			Good Reason
			Termination
		Upon a	Within 12 Months
	Executive Benefits and	Change in	Following Change
Name	Payments	Control ($)(3)	in Control ($)(1)(2)

Richard W. Kramp	Lump Sum Payment(1)		$968,856
	Health and Welfare Benefits(2)		$25,680
	Acceleration of Unvested Options(3)	$180,000
	280G Tax Gross-Up Payment(4)		$—
	Total	$180,000	$994,536
Brett A. Reynolds	Lump Sum Payment		$521,950
	Health and Welfare Benefits		$39,456
	Acceleration of Unvested Options	$42,000
	280G Tax Gross-Up Payment(4)		$—
	Total	$42,000	$561,406
Michael K. Campbell	Lump Sum Payment		$478,480
	Health and Welfare Benefits		$38,113
	Acceleration of Unvested Options	$42,000
	280G Tax Gross-Up Payment(4)		$—
	Total	$42,000	$516,593
Mary L. Frick	Lump Sum Payment		$467,486
	Health and Welfare Benefits		$40,832
	Acceleration of Unvested Options	$36,000
	280G Tax Gross-Up Payment(4)		$—
	Total	$36,000	$508,318
Timothy M. Floeder	Lump Sum Payment		$464,582
	Health and Welfare Benefits		$39,972
	Acceleration of Unvested Options	$36,000
	280G Tax Gross-Up Payment(4)		$—
	Total	$36,000	$504,554

(1)	Represents continued salary and bonus at the named executive officer’s fiscal 2010 annual salary rate for twenty-four months. If, however, the executive’s termination is due to the executive’s election to terminate in the first full month following the first anniversary of the change in control, the lump sum payment shown would be reduced by 50 percent.

(2)	Represents continued health and welfare benefits, including health, dental, vision, life insurance and short-term disability insurance, at the named executive officer’s benefit election level as of October 31, 2010.

(3)	Represents the differences between: (a) the market price of the shares of our common stock underlying the unvested stock options held by such officer as of October 31, 2010; and (b) the exercise price of the options.

(4)	We would not be obligated to make any 280G gross-up payments to our named executive officers assuming the change in control was effective on October 31, 2010. Excise taxes under 280G apply only when change in control payments are in excess of the 280G safe harbor amount. The 280G safe harbor amount is generally three times the average of the executive’s taxable compensation for the five years prior to a change in control, subject to adjustment for employment for shorter periods. Based on this calculation of the 280G safe harbor amount for each of our named executive officers and the total change in control payments set forth in the table above, none of our named executive officers would be subject to 280G excise taxes.

Risk Considerations in our Compensation Programs

Our compensation committee has assessed our risk as it relates to our compensation policies and practices for our employees and determined that it does not believe our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us. Further, we do not believe our compensation policies and practices encourage excessive or inappropriate risk taking.

We structure our compensation policies and practices to consist of both fixed and variable compensation to mitigate excessive or inappropriate risk taking. The fixed (or salary) portion of compensation is designed to provide a steady income regardless of the metrics associated with our business so that employees do not feel pressured to focus exclusively on business metrics, thereby increasing an employee’s willingness to engage in excessive or inappropriate risk taking to meet such business metrics.

Further, the variable component of our pay structure for our executive officers and certain other management employees, includes long-term equity awards and variable cash incentive plans. The long-term equity awards, which generally vest over three years, are designed to further align management’s interests with those of our shareholders. We believe that such awards do not encourage excessive risk taking since the ultimate value of such awards is tied to our stock price, and since awards are staggered and subject to three year vesting schedules to help ensure that employees have significant value tied to long-term stock price performance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of December 15, 2010, unless otherwise noted, (a) by each shareholder who is known by the Company to own beneficially more than 5% of our outstanding common stock, (b) by each director and each nominee, (c) by each named executive officer, and (d) by all executive officers and directors as a group. Unless otherwise noted, each of the shareholders listed in the table or included within a group listed in the table possesses sole voting and investment power with respect to the shares indicated. The address for each of our executive officers and directors is Synovis Life Technologies, Inc., 2575 University Ave. W., St. Paul, Minnesota, 55114.

	Number of Shares	Percentage
Beneficial Owner	Beneficially Owned(1)	Ownership
BlackRock, Inc.(2) 40 East 52nd Street New York, NY 10022	661,351	5.9%
Perkins Capital Management, Inc.(3) 730 East Lake Street Wayzata, MN 55391-1769	150,950	1.3%
William G. Kobi(4)	47,000	*
Karen Gilles Larson(5)	92,842	*
Mark F. Palma(6)	58,159	*
Richard W. Perkins(7)	215,500	1.9%
Timothy M. Scanlan(8)	83,000	*
John D. Seaberg(9)	34,000	*
Sven A. Wehrwein(10)	38,000	*
Richard W. Kramp(11)	191,697	1.7%
Brett A. Reynolds(12)	33,519	*
Michael K. Campbell(13)	168,163	1.5%
Mary L. Frick(14)	30,287	*
Timothy M. Floeder(15)	21,000	*
All Executive Officers and Directors as a Group (13 persons) (16)	1,029,677	9.1%

*	Less than 1%.

(1)	Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by such person or group. As of December 15, 2010, there were 11,258,033 shares of Common Stock outstanding.

(2)	The number of shares is based upon a Schedule 13G/A filed on January 29, 2010 reporting beneficial ownership as of December 31, 2009. BlackRock, Inc.. reported that it has sole voting power as to

661,351 shares and sole dispositive power as to 661,351 shares. The shares reported are held in trust accounts for the economic benefit of the beneficiaries of those accounts.

(3)	Excludes shares beneficially owned by Richard W. Perkins, a director of the Company and the controlling shareholder of Perkins Capital Management, Inc. (“PCM”), a registered investment advisor. PCM disclaims beneficial ownership of the 150,950 shares (the “PCM Shares”), which are held for the account of its clients. Of the 150,950 shares, PCM has sole dispositive power with regard to all such shares and sole voting power over 32,100 of such shares.

(4)	Includes 47,000 shares Mr. Kobi has the right to acquire within 60 days upon the exercise of options.

(5)	Includes 10,000 shares Ms. Larson has the right to acquire within 60 days upon the exercise of options.

(6)	Includes 58,000 shares Mr. Palma has the right to acquire within 60 days upon the exercise of options.

(7)	Includes 21,000 shares held by the Perkins Foundation and 127,500 shares held by various trusts of which Mr. Perkins is the sole trustee. Also includes 67,000 shares Mr. Perkins has the right to acquire within 60 days upon the exercise of options. Excludes the 150,950 PCM Shares. Mr. Perkins disclaims beneficial ownership of the PCM Shares.

(8)	Includes 48,000 shares Mr. Scanlan has the right to acquire within 60 days upon the exercise of options.

(9)	Includes 30,000 shares Mr. Seaberg has the right to acquire within 60 days upon the exercise of options.

(10)	Consists entirely of 38,000 shares Mr. Wehrwein has the right to acquire within 60 days upon the exercise of options.

(11)	Includes 130,000 shares Mr. Kramp has the right to acquire within 60 days upon the exercise of options.

(12)	Includes 27,000 shares Mr. Reynolds has the right to acquire within 60 days upon the exercise of options.

(13)	Includes 18,000 shares Mr. Campbell has the right to acquire within 60 days upon the exercise of options.

(14)	Includes 26,000 shares Ms. Frick has the right to acquire within 60 days upon the exercise of options.

(15)	Consists entirely of 21,000 shares Mr. Floeder has the right to acquire within 60 days upon the exercise of options.

(16)	Includes 536,000 shares which may be acquired within 60 days upon the exercise of options.

Related Person Relationships and Transactions

Our Board of Directors recognizes that related person transactions can present potential or actual conflicts of interest, and may appear to be motivated by interests other than the best interests of the Company and our shareholders. Notwithstanding these considerations, the Board recognizes that there are situations where related person transactions may be in the best interests of the Company and our shareholders. Accordingly, our Board has delegated to our Audit Committee, pursuant to the terms of a written policy, the authority to review, approve and ratify related person transactions prior to the effectiveness or consummation of the transaction. If advance approval is not practicable, the committee may review and, in its discretion, ratify the transaction at the next Audit Committee meeting. With respect to a related person transaction arising between Audit Committee meetings, the Chief Financial Officer may present it to the Audit Committee Chair, who will review and may approve the related person transaction subject to ratification by the Audit Committee at their next meeting. In addition, any related person transaction previously approved by the Committee or otherwise already existing that is ongoing in nature will be reviewed by the Audit Committee annually to ensure that such related person transaction has been conducted in accordance with the previous approval granted by the committee, if any, and that all required disclosures regarding the related person transaction are made.

Our policy defines a “related person transaction” as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) were or will be a participant and a related person had or will have a direct or indirect material interest. The Board has determined that certain interests do not create a material direct or indirect interest on behalf of the related person, and are, therefore, not “related person transactions” for purposes of the policy, including interests arising only from (a) the related person’s position as a director of another corporation or organization that is a party to the transaction, and/or (b) from the direct or indirect ownership by the related person and all other related persons in the aggregate of less than a 10% equity interest (other than a general partnership interest) in another entity which is a party to the transaction.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee in accordance with the standards in our policy after full disclosure of the related person’s interests in the transaction. As appropriate for the circumstances, the Committee will review all related person transactions, regardless of amount, and consider the related person’s relationship to the Company and interest in the related person transaction (as an approximate dollar value, without regard to profit or loss), the approximate total dollar value involved in the related person transaction, whether the transaction was undertaken in the ordinary course of business of the Company, whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party, the terms on which the related person offers the products or services involved in the related person transaction to unrelated parties, the purpose of, and the potential benefits to the Company of, the transaction, whether disclosure of the related person transaction is required under Item 404(a) of Regulation S-K, and any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee will review all relevant information available to it about the related person transaction. The Committee may approve or ratify the related person transaction only if the Committee determines that, under all of the circumstances, the transaction is in the best interests of the Company and its shareholders. The Committee may, in its sole discretion, impose such conditions as it deems appropriate on the Company or the related person in connection with approval of the related person transactions.

With the knowledge and consent of the audit committee, Mr. Josh Campbell joined Synovis Surgical Innovations as a Territory Sales Representative in June 2009. Josh Campbell is the son of Mr. Michael Campbell, the President of Synovis Micro Companies Alliance, Inc., and an executive officer of the Company. At the time he was hired, the Audit Committee reviewed and approved the terms and conditions of Mr. Josh Campbell’s employment. Mr. Josh Campbell was not hired by, nor has he ever reported to, Mr. Michael Campbell.

In fiscal 2010, Mr. Josh Campbell received an annual salary of $60,000. He also received commission compensation of $157,873 related directly to sales within his sales territory. Mr. Campbell’s sales performance was 138% of his territory quota in fiscal 2010. The Audit Committee has reviewed and ratified the terms of Mr. Campbell’s continued employment during fiscal 2010.

PROPOSAL 4 — RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected Grant Thornton LLP to serve as our independent registered public accounting firm for the year ending October 31, 2011. Although it is not required to do so, our board of directors is asking our shareholders to ratify the audit committee’s selection of Grant Thornton LLP in order to ascertain the views of our shareholders on this appointment. If our shareholders do not ratify the selection of Grant Thornton LLP, another independent registered public accounting firm will be considered by the audit committee of our board of directors. Even if the selection is ratified by our shareholders, the audit committee may in its discretion change the appointment at any time during this year, if it determines that a change would be in the best interest of the Company and its shareholders.

Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting to respond to appropriate questions. They will also have the opportunity to make a statement if they wish to do so.

Board of Directors Recommendation

The Board of Directors recommends that the shareholders vote FOR the proposal to ratify Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2011.

Fees of Independent Auditors

Audit Fees

Audit fees billed by Grant Thornton LLP (“GT”), our current independent public accountants, for services rendered in auditing the Company’s financial statements included on Form 10-K and reviewing the financial statements included in the Company’s quarterly reports on Form 10-Q for fiscal 2010 and 2009 totaled $203,000 and $206,000 respectively. Included in audit fees for fiscal 2010 and fiscal 2009 are fees for attestation services relating to the report on the Company’s internal controls as specified in Section 404 of the Sarbanes-Oxley Act as well as fees related to the issuance of consents provided for various other filings. In addition, in conjunction with Synovis Orthopedic and Woundcare, Inc.’s acquisition of the assets of Pegasus Biologics, Inc. in July 2009, the Company paid audit fees of $150,000 to Ernst & Young LLP (“E&Y”) to audit the financial statements of Pegasus Biologics, Inc.

Audit-Related Fees

Audit-related fees billed by GT for fiscal 2010 and 2009 totaled $21,000 and $37,000, respectively. Included in audit-related fees for both fiscal 2010 and fiscal 2009 are fees for services rendered in auditing the Company’s 401(k) plan. Included in audit-related fees for fiscal 2009 are fees related to acquisition activities.

Tax Fees

Tax-related fees billed by GT for services rendered in tax payment estimates, tax return preparation, tax planning and support of an internal revenue service examination during fiscal 2010 and 2009 totaled $85,000 and $63,000, respectively.

All Other Fees

All other fees billed by GT for other services rendered, primarily in reviewing our valuation of our investments and support with regard to an SEC letter totaled $20,000 in fiscal 2009. No other fees were billed by GT for services rendered in fiscal 2010.

Summary of Fees Billed to the Company by E&Y

Fiscal Years Ended October 31,	2009	2010

Audit Fees	$150,000	$—
Audit-Related Fees	$—	$—
Tax Fees	$—	$—
All Other fees	$—	$—

Summary of Fees Billed to the Company by Grant Thornton LLP

Fiscal Years Ended October 31,	2009	2010

Audit Fees	$206,000	$203,000
Audit-Related Fees	$37,000	$21,000
Tax Fees	$63,000	$85,000
All Other fees	$20,000	$—

Pre-Approval Policies

It is the Audit Committee’s policy to approve of any engagement or accounting project involving the independent auditors, and the related fees, prior to commencement of the engagement or project. Projects are approved at the regular meetings of the Audit Committee. If a project requiring pre-approval arises between meetings, the Audit Committee Chair reviews the project and provides the required pre-approval, provided that such pre-approval is subsequently presented to the entire Audit Committee at its next meeting.

Audit Committee Report

Review of the Company’s Audited Financial Statements for the Fiscal Year ended October 31, 2010

Prior to the Annual Meeting of Shareholders, the Audit Committee reviewed and discussed the audited financial statements of the Company for the fiscal year ended October 31, 2010 with the Company’s management. Further, the Audit Committee has discussed with Grant Thornton LLP (“GT”), the Company’s independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

Also, the Audit Committee has received the written disclosures and the letter from GT required by Independence Standards Board Standard No. 1, Independence Discussion with Audit Committees, and the Audit Committee has discussed the independence of GT with that firm.

Based on the Audit Committee’s discussions with the Company’s management and GT, and the review noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2010 for filing with the SEC.

Members of the Audit Committee:
Sven A. Wehrwein (Chair)
Mark F. Palma
Richard W. Perkins

OTHER BUSINESS

This proxy statement contains all business we are aware of that will be presented at the Annual Meeting. The person or persons voting the proxies will use their judgment to vote for proxies received by the Board for other business, if any, that may properly come before the Annual Meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To our knowledge, based solely on review of the copies of such reports furnished to us during, or with respect to, the period ended October 31, 2010, all reports were filed with the SEC on a timely basis.

PROPOSALS FOR THE NEXT ANNUAL MEETING

Shareholder proposals intended to be presented in the proxy materials relating to the 2012 Annual Meeting of Shareholders must be received by the Company on or before September 20, 2011 and must satisfy the requirements of the proxy rules promulgated by the Securities and Exchange Commission.

A shareholder who wishes to make a proposal at the next Annual Meeting without including the proposal in the Company’s proxy statement must notify the Company by December 5, 2011. If a shareholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by Synovis for the next Annual Meeting will have discretionary authority to vote on the proposal.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board of Directors has established a policy for shareholders to send communications to the Board of Directors. Shareholders may communicate with the Board of Directors by sending correspondence, addressed to our Corporate Secretary, Synovis Life Technologies, Inc., 2575 University Avenue W., St. Paul, MN 55114-1024, with an instruction to forward the communication to the Board or to a particular director. Our Corporate Secretary will receive the correspondence and promptly forward it to any individual director or directors to whom the communication is directed.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s Proxy Statement or Annual Report on Form 10-K to shareholders may have been sent to any household where two or more shareholders reside. The Company will promptly deliver a separate copy of either document to any shareholder upon written or oral request to the Company’s Corporate Secretary, 2575 University Avenue W., St. Paul, MN 55114-1024, telephone: (651) 796-7300.

Any shareholder who wishes to receive separate copies of the Company’s Proxy Statement or Annual Report on Form 10-K in the future, or any shareholder who is receiving multiple copies and would like to receive only one copy per household, should contact the shareholder’s bank, broker, or other nominee record holder, or the shareholder may contact the Company at the above address and number.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MARCH 3, 2011

The Notice of 2011 Annual Meeting, Proxy Statement and Annual Report to Shareholders of Synovis Life Technologies, Inc. are available at https://materials.proxyvote.com/87162G and www.synovislife.com.

ANNUAL REPORT

THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K (EXCLUSIVE OF EXHIBITS) FOR THE FISCAL YEAR ENDED OCTOBER 31, 2010 TO EACH PERSON WHO WAS A SHAREHOLDER OF THE COMPANY AS OF JANUARY 4, 2011 UPON RECEIPT FROM ANY SUCH PERSON OF AN ORAL OR WRITTEN REQUEST FOR SUCH AN ANNUAL REPORT. SUCH REQUEST SHOULD BE SENT TO: SYNOVIS LIFE TECHNOLOGIES, INC., 2575 UNIVERSITY AVENUE W., ST. PAUL, MINNESOTA, 55114-1024, ATTN: CHIEF FINANCIAL OFFICER, OR BY ELECTRONIC MAIL TO INFO@SYNOVISLIFE.COM.

By Order of the Board of Directors

Richard W. Kramp
President and Chief Executive Officer

January 18, 2011
St. Paul, Minnesota

SYNOVIS LIFE TECHNOLOGIES, INC.
This Proxy is solicited by the Board of Directors
The undersigned hereby appoints RICHARD W. KRAMP and BRETT REYNOLDS, and each of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock of Synovis Life Technologies, Inc. (the “Company”) held of record by the undersigned on January 4, 2011, at the Annual Meeting of Shareholders to be held on March 3, 2011, or any adjournment thereof.
1.	Election of Directors:

☐ FOR all nominees listed below (except as marked to the contrary below).	☐ Vote WITHHELD from all nominees listed below.

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name.)

William G. Kobi	Richard W. Perkins
Richard W. Kramp	Timothy M. Scanlan
Karen Gilles Larson	John D. Seaberg
Mark F. Palma	Sven A. Wehrwein
2.	Non-binding, advisory proposal to approve the compensation of our named executive officers.

FOR	AGAINST	ABSTAIN
☐	☐	☐
3.	Non-binding, advisory proposal to determine the frequency with which our shareholders will be entitled to have an advisory vote on the compensation of our named executive officers.

1 YEAR	2 YEARS	3 YEARS	ABSTAIN
☐	☐	☐	☐
4.	Proposal to ratify the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending October 31, 2011:

FOR	AGAINST	ABSTAIN
☐	☐	☐
5.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all nominees named in Proposal 1, FOR Proposal 2, FOR an annual non-binding, advisory vote on the compensation of our named executive officers in Proposal 3 and FOR Proposal 4.
Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.

Dated: , 2011

(Signature)

Signature if held jointly
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.